SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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[ ]  Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
     14a-6(e)(2))


                             Watkins-Johnson Company
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Further Information:

      Frank E. Emery          (Watkins-Johnson)                   650-813-2752
      George Sard             (Sard Verbinnen & Co)               212-687-8080
      Judy Brennan            (Sard Verbinnen & Co)               212-687-8080


FOR RELEASE AT 8:00 a.m. EASTERN TIME JANUARY 29, 1999


               WATKINS-JOHNSON WILL OPPOSE THREE BOARD NOMINEES BY
                      2.5% INVESTOR AT 1999 ANNUAL MEETING


PALO ALTO, CA, January 29, 1999 - Watkins-Johnson Company (NYSE: WJ) said today that it has been notified by Sandera Partners L.P. that it intends to nominate three directors for election to the Watkins-Johnson Board of Directors at the 1999 Annual Meeting of Shareholders. Sandera Partners is a Texas-based private investment firm that stated it owns 2.5% of Watkins-Johnson common stock.

           Watkins-Johnson said it previously rejected Sandera's request for two Board seats. The Company will solicit proxies against the three Sandera nominees, two of whom are executives of Sandera, and the third an executive of an investment management and acquisition firm at the same address. Watkins-Johnson has concluded that Board representation is not warranted by the size of Sandera's investment in the Company.

           The Board of Directors of Watkins-Johnson  consists of eight members.
Directors  of  Watkins-Johnson,   a  California  corporation,   are  elected  by
cumulative voting.

           Watkins-Johnson Company specializes in two high-technology business areas. The Company's wireless-communications units produce radio-frequency components, subassemblies and equipment for fixed and mobile networks worldwide. The Semiconductor Equipment Group produces APCVD systems for high-volume integrated-circuit manufacturing. Sales in 1998 were $212 million.

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                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

         The following individuals, all of whom are directors of Watkins-Johnson Company, may be deemed participants in the solicitation of proxies on behalf of Watkins-Johnson's Board of Directors: Dean A. Watkins (Chairman of the Board of Directors of Watkins-Johnson); H. Richard Johnson (Vice Chairman of the Board of Directors of Watkins-Johnson); W. Keith Kennedy, Jr. (President and Chief Executive Officer of Watkins-Johnson); John J. Hartman (Financial Consultant); Raymond F. O'Brien (Business Consultant); William R. Graham (Chairman of the Board and President, National Security Research, Inc.); Gary M. Cusumano (President, The Newhall Land and Farming Company); and Robert L. Prestel (Business and Management Consultant).

         Dr. Watkins is the beneficial owner of 258,020 shares of Watkins-Johnson's Common Stock individually and through the Watkins Trust (including 9,000 shares subject to stock options exercisable within 60 days of December 31, 1998). Dr. Johnson is the beneficial owner of 39,259 shares of Common Stock, individually and through the Johnson Family Trust (including 9,000 shares subject to stock options exercisable within 60 days of December 31,
1998). Dr. Kennedy is the beneficial owner of 353,091 shares (including 282,200 shares subject to stock options exercisable within 60 days of December 31,
1998). Mr. Hartman is the direct beneficial owner of 20,120 shares (including 19,520 shares subject to stock options exercisable within 60 days of December 31, 1998). Mr. O'Brien is the direct beneficial owner of 22,420 shares (including 16,420 shares subject to stock options exercisable within 60 days of December 31, 1998). Mr. Graham is the beneficial owner of 26,950 shares, individually and through his spouse (including 26,650 shares subject to stock options exercisable within 60 days of December 31, 1998). Mr. Cusumano is the direct beneficial owner of 12,993 shares (including 12,493 shares subject to stock options exercisable within 60 days of December 31, 1998). Mr. Prestel is the direct beneficial owner of 12,793 shares (including 12,493 shares subject to stock options exercisable within 60 days of December 31, 1998). The foregoing share ownership numbers are as of December 31, 1998.

         Dr. Kennedy is a party to an employment agreement with Watkins-Johnson which provides for employment until March 2001. The employment agreement provides for, among other things, certain payments and the continuation of certain benefits upon a "change in control" of Watkins-Johnson as defined in such agreement.

         Drs. Watkins and Johnson are parties to consulting agreements with the Company. Under the agreements, Drs. Watkins and Johnson receive annual fees of $265,000 and $125,000, respectively, in addition to their regular directors' fees described below.

         Each Watkins-Johnson nonemployee director receives an annual fee of $21,600 and a fee of $300 for attending each meeting of the Board of Directors or Committee of the Board of Directors.

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         Each nonemployee director also participates in  Watkins-Johnson's  1989
Stock Option Plan for Nonemployee Directors (the "Nonemployee Directors Plan"). The Nonemployee Directors Plan provides for each nonemployee director to receive a stock option to purchase 3,000 shares of Common Stock annually. In addition, the Nonemployee Directors Plan provides that new directors will, upon election by the shareowners, receive an automatic, one-time option grant to purchase 3,000 shares of Common Stock.

         Watkins-Johnson's directors' retirement plan provides that each director who has completed at least five years of active service as a director, upon retirement from the Board, will receive one-half of his or her quarterly fee as director for a period of years not to exceed one-half of the years of service as a director after April 8, 1995.

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